Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Immune Design Corp.

at

$5.85 Net Per Share

by

Cascade Merger Sub Inc.

a wholly owned subsidiary of

Merck Sharp & Dohme Corp. and Merck & Co., Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 PM, EASTERN TIME, ON APRIL 1, 2019, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

Cascade Merger Sub Inc. (“Purchaser”), a Delaware corporation, is a wholly owned subsidiary of Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”), and an indirect subsidiary of Merck & Co., Inc., a New Jersey corporation. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Immune Design Corp. (“IMDZ”), for $5.85 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 20, 2019, by and among Purchaser, Parent and IMDZ (the “Merger Agreement”), which provides, among other things, that as soon as practicable following the consummation of the Offer, and without a vote of the stockholders of IMDZ in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Purchaser will merge with and into IMDZ (the “Merger”), with IMDZ continuing as the surviving corporation and a wholly owned subsidiary of Parent. For the avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

The board of directors of IMDZ has unanimously: (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of IMDZ and the IMDZ stockholders; (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by IMDZ of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

There is no financing condition to the Offer. However, the Offer is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

March 5, 2019

IMPORTANT

If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:

•	If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•

If you are a record holder (i.e., you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by IMDZ’s transfer agent (such Shares, “DRS Shares”), in each case in your name), you must complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares), and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary & Paying Agent”), or tender your Shares by book-entry transfer. See Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase for further details.

If you wish to tender your Shares in the Offer, but: (i) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer; (ii) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer; or (iii) your other required documents cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase. Please call Broadridge Financial Solutions, the information agent for the Offer (the “Information Agent”), at (855) 793-5068 (toll free) or visit www.shareholder.broadridge.com for assistance.

* * *

Questions and requests for assistance may be directed to the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

i

SUMMARY TERM SHEET

Cascade Merger Sub Inc. (“Purchaser”), a Delaware corporation, is a wholly owned subsidiary of Merck Sharp & Dohme Corp. (“Parent”), a New Jersey corporation, and an indirect subsidiary of Merck & Co., Inc., a New Jersey corporation. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Immune Design Corp. (“IMDZ”), for $5.85 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 20, 2019, by and among Parent, Purchaser and IMDZ (the “Merger Agreement”), which provides, among other things, that as soon as practicable following the consummation of the Offer, and without a vote of the stockholders of IMDZ in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Purchaser will merge with and into IMDZ (the “Merger”), with IMDZ continuing as the surviving corporation and a wholly owned subsidiary of Parent. The following are answers to some questions that you, as a stockholder of IMDZ, may have about the Offer. We urge you to carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser. For avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of Immune Design Corp.

Price Offered Per Share	$5.85 per Share, net to the seller in cash, without interest and less any applicable withholding taxes

Scheduled Expiration of the Offer	One minute following 11:59 PM, Eastern Time, on April 1, 2019

Purchaser	Cascade Merger Sub Inc., a wholly owned subsidiary of Merck Sharp & Dohme Corp.

Who is offering to purchase my Shares?

The Offer is being made by Purchaser, a Delaware corporation recently formed for the purpose of making this Offer. We are a wholly owned subsidiary of Merck Sharp & Dohme Corp., which in turn, is a wholly owned subsidiary of Merck & Co., Inc. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Purchaser and Parent.”

What are you offering to purchase in the Offer?

We are offering to purchase all of the outstanding Shares of IMDZ not already owned by Purchaser or Parent. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay you $5.85 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the record holder of your Shares (i.e., you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by IMDZ’s transfer agent (such

Shares, “DRS Shares”), in each case in your name) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own Shares through a broker, dealer, bank, trust company or other nominee, and such person tenders Shares on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

How will you pay for Shares accepted in the Offer?

Parent will provide us with sufficient funds to pay for all Shares accepted for payment in the Offer. We will need approximately $300,400,000 to purchase all Shares validly tendered and not withdrawn in the Offer and to pay the consideration in connection with the Merger, which is expected to follow the successful completion of the Offer, and to pay related fees and expenses. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s available cash and cash equivalents on hand. Consummation of the Offer is not subject to any financing condition. See Section 10 —“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash, and the Offer is not subject to any financing condition. We have sufficient funds, including by receipt of funds from Parent, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the Offer. See Section 10 — “Source and Amount of Funds.”

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares pursuant to the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee for tendering Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Parent or any of its wholly owned subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent one more than 50% of the total number of Shares that are then outstanding (the “Minimum Condition”); and

•

any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended has been obtained, has been received or has terminated or expired, as the case may be (the “HSR Condition”).

Other conditions of the Offer are described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of IMDZ. We cannot, however, amend or waive the Minimum Condition without the consent of IMDZ. See also Section 16 — “Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not subject to any financing condition.

Is there an agreement governing the Offer?

Yes. IMDZ, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See the “Introduction” to this Offer to Purchase and Section 13 — “The Transaction Documents — The Merger Agreement.”

What does the board of directors of IMDZ (the “IMDZ Board”) recommend regarding the Offer?

The IMDZ Board unanimously:

•

determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of IMDZ and the IMDZ stockholders;

•	agreed that the Merger shall be effected under Section 251(h) of the DGCL;

•	approved the execution, delivery and performance by IMDZ of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and

•	resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

The factors considered by the IMDZ Board in making the determinations and recommendations described above and other matters relied upon by the IMDZ Board are described in IMDZ’s Solicitation/Recommendation Statement on Schedule 14D-9 (as defined below), which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to IMDZ stockholders, together with this Offer to Purchase. IMDZ stockholders are urged to carefully read IMDZ’s Solicitation/Recommendation Statement on Schedule 14D-9 in its entirety.

See Section 11 — “Contacts and Transactions with IMDZ; Background of the Offer — Acquisition Discussions.”

Have any IMDZ stockholders entered into agreements with you or your affiliates requiring them to tender their Shares in the Offer?

No.

How long do I have to tender my Shares in the Offer?

You may tender your Shares in the Offer until the Offer expires. The Offer is scheduled to expire at one minute following 11:59 PM, Eastern Time, on April 1, 2019. See Section 1 — “Terms of the Offer.” If you cannot deliver everything required to make a valid tender of your Shares to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary & Paying Agent”), or comply with the procedures for book-entry transfer, prior to such time, you may be able to use the guaranteed delivery procedures, which are described in Section 3 — “Procedure for Tendering Shares.” In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, bank, trust company or other nominee, they may require advance notification before the expiration of the Offer.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will accept for payment and pay for all validly tendered and not properly withdrawn Shares promptly after the later of the expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of IMDZ. We cannot, however, amend or waive the Minimum Condition without the consent of IMDZ.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary & Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary & Paying Agent of certificates representing such Shares (except in the case of tendered DRS Shares) or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedure for Tendering Shares,” a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents for such Shares to be validly tendered.

Can the Offer be extended and, if so, under what circumstances?

Yes. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If, at the scheduled expiration of the Offer or the expiration of any extension of the Offer as described below, any condition to the Offer has not been satisfied or waived by Parent or us, and if the Merger Agreement has not been terminated pursuant to its terms, we may extend the Offer for successive periods of up to 10 business days per extension. We are obligated to extend the Offer (i) for successive periods of up to 10 business days per extension if the HSR Condition has not been satisfied, (ii) upon the request of IMDZ if any condition to the Offer (other than the Minimum Condition) has not been satisfied or waived by Parent or us for an additional period specified by IMDZ of up to 10 business days per extension, and (iii) upon the request of IMDZ if the Minimum Condition has not been satisfied, but all other conditions to the Offer have been satisfied or waived, on up to three occasions for an additional period specified by IMDZ of up to 10 business days per extension. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the SEC, its staff, or Nasdaq (as defined below). We will not be obligated to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (1) the valid termination of the Merger Agreement pursuant to its terms or (2) the first business day immediately following June 20, 2019. We will not be permitted to extend the Offer beyond the Extension Deadline without IMDZ’s prior written consent. See Section 1 — “Terms of the Offer,” Section 13 — “The Transaction Documents — The Merger Agreement — Extension of the Offer,” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary & Paying Agent of that fact and will make a public announcement of the extension, no later than the earlier of (i) 9:00 a.m., Eastern Time, or (ii) the first opening of the Nasdaq Global Market (“Nasdaq”), on the next business day after the day on which the Offer or any extension thereof was scheduled to expire.

Will you provide a subsequent offering period?

No. We do not anticipate a subsequent offering period following expiration of the Offer as we anticipate the Merger will be completed immediately following the acceptance of Shares for purchase in the Offer.

How do I tender my Shares?

If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:

•	If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•

If you are a record holder (i.e., you hold certificates representing your Shares or DRS Shares, in each case in your name), you must complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares) and any other documents required by the Letter of Transmittal, to the Depositary & Paying Agent or tender your Shares by book-entry transfer. See Section 3 — “Procedure for Tendering Shares” for further details.

If you wish to tender your Shares in the Offer, but (i) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, (ii) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer or (iii) your other required documents cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares.”

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration of the Offer. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw your previously tendered Shares, you must deliver a written notice of withdrawal (or a facsimile) containing the required information to the Depositary & Paying Agent while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares. See Section 4 — “Withdrawal Rights.”

Will the Merger follow the Offer if all Shares are not tendered in the Offer?

Yes. If we consummate the Offer, and accordingly acquire that number of Shares that, when added to the Shares then-owned beneficially by Parent and Purchaser and their respective subsidiaries, represents at least one Share more than 50% of the total number of Shares then outstanding, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of IMDZ pursuant to Section 251(h) of the DGCL. Following consummation of the Merger, IMDZ will become a wholly owned subsidiary of Parent, and each remaining Share (other than any Shares held by Parent, Purchaser, any other subsidiary of Parent or IMDZ and any Shares held by any IMDZ stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for IMDZ; Appraisal Rights”) will be automatically converted into the right to receive the Offer Price, payable net to the holder in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). See the “Introduction” to this Offer to Purchase, Section 12 — “Purpose of the Offer; Plans for IMDZ; Appraisal Rights” and Section 13 — “The Transaction Documents — The Merger Agreement — The Merger.”

If I do not tender my Shares, how will they be affected by the Offer?

If the Merger is consummated, IMDZ stockholders who do not tender their Shares in the Offer (other than those who properly exercise their appraisal rights in connection with the Merger) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger is consummated, the only difference between tendering and not tendering your Shares is that tendering IMDZ stockholders will be paid earlier. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

Are appraisal rights available in either the Offer or the Merger?

Appraisal rights will not be available to you in connection with the Offer. However, you will be entitled to appraisal rights in connection with the Merger with respect to any Shares not tendered in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 12 — “Purpose of the Offer; Plans for IMDZ; Appraisal Rights — Appraisal Rights.”

What will happen to my IMDZ stock options in the Offer?

The Offer is being made for Shares only and is not being made for any stock options to purchase Shares that were granted under any IMDZ stock option plans, whether vested or unvested (each such stock option, a “IMDZ Option”). Each IMDZ Option that is outstanding immediately prior to the Merger Effective Time will automatically accelerate and become fully vested and exercisable effective immediately prior to the Merger Effective Time, contingent upon the Merger Effective Time. As of the effective time of the Merger (the “Merger Effective Time”), by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or IMDZ, each unexpired and unexercised IMDZ Option, whether or not then exercisable or vested, that is outstanding immediately prior to the Merger Effective Time will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such IMDZ Option immediately prior to the Merger Effective Time, multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such IMDZ Option, without interest and less any applicable withholding taxes. If the exercise price per Share under any IMDZ Option is equal to or greater than the Merger Consideration, then such IMDZ Option will be cancelled without any payment being made in respect of such IMDZ Option. See Section 13 — “The Transaction Documents — The Merger Agreement — Treatment of IMDZ Stock Options; Stock Plans.”

What will happen to my IMDZ restricted stock units in the Offer?

The Offer is being made for Shares only and is not being made for any restricted stock units granted under an IMDZ equity plan (each such award, a “IMDZ RSU”). Each IMDZ RSU that is outstanding as of immediately prior to the Merger Effective Time will automatically accelerate and become fully vested effective immediately prior to the Merger Effective Time, contingent upon the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or IMDZ, each IMDZ RSU will be automatically cancelled and converted into the right to receive the Merger Consideration in respect of each Share subject to such IMDZ RSU, less any applicable withholding taxes.

What will happen to my purchase rights under the IMDZ Employee Stock Purchase Plan in the Offer?

The Offer is being made for Shares only and is not being made for any options granted under the IMDZ 2014 Employee Stock Purchase Plan (the “ESPP”). Rather, (i) no new “offering period” will commence under the ESPP, (ii) payroll withholdings may not be increased under the ESPP for the current offering period, and (iii) the current offering period will terminate as of the Merger Effective Time. Upon the Merger Effective Time, employees’ accumulated contributions under the ESPP will be used to purchase Shares under the ESPP, and the Merger Consideration will be paid with respect to such Shares, less any applicable withholding taxes.

If the Offer is completed, will IMDZ continue as a public company?

If the Offer is completed, we will complete the Merger pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. After completion of the Merger, Parent will own all of the outstanding capital stock of IMDZ, IMDZ will be delisted from Nasdaq and deregistered from the Exchange Act, and IMDZ will no longer be a public company. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

What is the market value of my Shares as of a recent date?

On February 20, 2019, the last full trading day before we announced the Offer and the possible subsequent Merger, the closing price of the Shares reported on Nasdaq was $1.42 per Share. On March 4, 2019, the last full trading day before the date of this Offer to Purchase, the closing price of a Share on Nasdaq was $5.83. You should obtain current market quotations for Shares before deciding whether to tender your Shares in the Offer.

What are the federal income tax consequences of tendering my Shares pursuant to the Offer, or receiving payment for my Shares pursuant to the Merger?

In general, the tender of Shares for cash pursuant to the Offer, or the exchange of Shares for cash pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of tendering your Shares pursuant to the Offer, or exchanging your Shares for cash pursuant to the Merger, in light of your particular circumstances. See Section 5 — “Material U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the Offer?

You can call the Information Agent (855) 793-5068 (toll free).

To the Stockholders of Immune Design Corp.:

INTRODUCTION

Cascade Merger Sub Inc. (“Purchaser” “we,” “our” or “us”), a Delaware corporation, is a wholly owned subsidiary of Merck Sharp & Dohme Corp. (“Parent”), a New Jersey corporation, and an indirect subsidiary of Merck & Co. Inc., a New Jersey corporation. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Immune Design Corp. (“IMDZ”), for $5.85 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). For the avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, you may be subject to U.S. federal backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedure for Tendering Shares — U.S. Federal Income Tax – Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) and Broadridge Financial Solutions (the “Information Agent”) incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of February 20, 2019, by and among Parent, Purchaser and IMDZ (the “Merger Agreement”). The Merger Agreement provides, among other things, that as soon as practicable after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will be merged with and into IMDZ (the “Merger”) without a vote of the stockholders of IMDZ in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with IMDZ continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares held by Parent, Purchaser, any other subsidiary of Parent and any Shares held by any IMDZ stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for IMDZ; Appraisal Rights”) will be automatically converted into the right to receive the Offer Price, net to the holder in cash, without interest and less any applicable withholding taxes. The Offer is subject to the satisfaction or waiver of certain conditions described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of IMDZ. We cannot, however, amend or waive the Minimum Condition (as defined below) without the consent of IMDZ. Section 13 — “The Transaction Documents — The Merger Agreement” contains a more detailed description of the Merger Agreement. Section 5 — “Material U.S. Federal Income Tax Considerations” describes certain material U.S. federal income tax consequences of the Offer and the Merger.

The board of directors of IMDZ (the “IMDZ Board”) has unanimously: (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of IMDZ and the IMDZ stockholders; (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by IMDZ of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

The factors considered by the IMDZ Board in making the determinations and recommendations described above and other matters relied upon by the IMDZ Board are described in IMDZ’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to IMDZ stockholders, together with this Offer to Purchase. IMDZ stockholders are urged to carefully read IMDZ’s Solicitation/Recommendation Statement on Schedule 14D-9.

The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Parent or any of its wholly owned subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL) would represent one more than 50% of the total number of Shares then outstanding (the “Minimum Condition”); and (ii) the expiration or termination, at or prior to the expiration of the Offer, of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder (collectively, the “HSR Act”) (the “HSR Condition”). See Section 15 — “Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals — Antitrust Compliance.”

According to IMDZ, as of March 1, 2019, there were an aggregate of 48,363,046 Shares issued and outstanding. Accordingly, we anticipate that the Minimum Condition would be satisfied if approximately 24,181,524 Shares are validly tendered pursuant to the Offer and not withdrawn.

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the approval of the stockholders of IMDZ. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.” The Offer is conditioned upon the fulfillment of the conditions described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of IMDZ. We cannot, however, amend or waive the Minimum Condition without the consent of IMDZ. The Offer will expire at one minute following 11:59 PM, Eastern Time, on April 1, 2019, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.

Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer and the Merger Agreement, we will accept for payment (the time of such acceptance is referred to herein as the “Offer Acceptance Time”) and thereafter pay the Offer Price for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedure for Tendering Shares” prior to the Expiration Date. “Expiration Date” means one minute following 11:59 PM, Eastern Time, on April 1, 2019, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition and the HSR Condition. We can waive certain conditions of the Offer without the consent of IMDZ. We cannot, however, amend or waive the Minimum Condition without the consent of IMDZ. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date. If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Parent or us, and if the Merger Agreement has not been terminated pursuant to its terms, we may extend the Offer for successive periods of up to 10 business days per extension. We are obligated to extend the Offer (i) for successive periods of up to 10 business days per extension if the HSR Condition has not been satisfied, (ii) upon the request of IMDZ, if any condition to the Offer (other than the Minimum Condition) has not been satisfied or waived by Parent or us for an additional period specified by IMDZ of up to 10 business days per extension, and (iii) upon the request of IMDZ, if the Minimum Condition has not been satisfied, but all other conditions to the Offer have been satisfied or waived, on up to three occasions for an additional period specified by IMDZ of up to 10 business days per extension. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the SEC, its staff or Nasdaq. We will not be obligated to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (1) the valid termination of the Merger Agreement pursuant to its terms or (2) the first business day immediately following June 20, 2019 (the “End Date”). We will not be permitted to extend the Offer beyond the Extension Deadline without IMDZ’s prior written consent. During any extension of the Offer, all Shares previously validly tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights.”

We also reserve the right to waive, in whole or in part, any of the conditions to the Offer and to change the Offer Price; provided, however, that unless otherwise contemplated by the Merger Agreement or we receive IMDZ’s written consent, we cannot (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) amend or modify any of the other conditions to the Offer set forth in Section 15 — “Conditions of the Offer” in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (v) waive or change the Minimum Condition, (vi) extend or otherwise change the expiration date of the Offer other than in accordance with the Merger Agreement or (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price, a change in percentage of securities sought or a change in the dealer’s soliciting fee, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought or a change in the dealer’s soliciting fee, a minimum of 10 business days is generally required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, we increase the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof consistent with the requirements of the SEC. In the case of an extension of the Offer, we will inform the Depositary & Paying Agent of that fact and will make a public announcement of such extension, no later than the earlier of (i) 9:00 a.m., Eastern Time, or (ii) the first opening of Nasdaq, on the next business day after the previously scheduled Expiration Date.

IMDZ has provided us with its stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. In accordance with the Merger Agreement and applicable law, we will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of any information described herein contained in any Solicitation/Recommendation Statement on Schedule 14D-9 filed by IMDZ with the SEC, including information concerning IMDZ, its affiliates, officers or directors or any failure by IMDZ to disclose events or circumstances that may have occurred and may affect the accuracy or completeness of such information.

2.

Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as promptly as practicable as permitted under applicable law after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of IMDZ. We cannot, however, amend or waive the Minimum Condition without the consent of IMDZ. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until all conditions to the Offer have been satisfied or waived. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 16 — “Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary & Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary & Paying Agent, our obligation to make such payment will be satisfied and tendering stockholders must thereafter look solely to the Depositary & Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary & Paying Agent of: (i) certificates representing such Shares (except in the case of tendered Shares held in a book-entry/direct registration account (a “DRS Account”) maintained by IMDZ’s transfer agent (such Shares, “DRS Shares”)) or confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”); (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see Section 3 — “Procedure for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfer are actually received by the Depositary & Paying Agent.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary & Paying Agent.

Under no circumstances will we pay interest on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates representing more Shares than are tendered: (i) in the case of certificated Shares, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares; (ii) in the case of DRS Shares, the unpurchased Shares will be credited to your DRS Account; or (iii) in the case of Shares delivered by book-entry transfer into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the unpurchased Shares will be credited to an account maintained at the Book-Entry Transfer Facility, without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We may assign the Merger Agreement to any Affiliate of Purchaser or Parent (provided that such assignment does not impede or delay the consummation of the transactions contemplated by the Merger Agreement); provided that no such assignment will relieve Parent of its obligations under the Merger Agreement.

3.	Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to validly tender Shares in the Offer, the Depositary & Paying Agent must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, prior to the Expiration Date, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed according to its instructions and duly executed, together with any required signature guarantees or, in the case of a book-entry delivery of Shares, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and any other documents required by the Letter of Transmittal, and either: (i) you must deliver certificates representing the tendered Shares to the Depositary & Paying Agent (except in the case of DRS Shares), or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary & Paying Agent must receive timely confirmation of the book-entry transfer of such Shares (which confirmation must include an Agent’s Message if you have not delivered a Letter of Transmittal) into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined below), in each case prior to the Expiration Date; or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through a DRS Account or the Book-Entry Transfer Facility, the Letter of Transmittal and all other required documents is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary & Paying Agent (including, in the case of a book-entry delivery, by confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility). If certificates representing Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

If you wish to tender your Shares pursuant to the Offer and you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered prior to the Expiration Date.

Binding Agreement. The tender of Shares pursuant to any one of the procedures described in this Section 3 — “Procedure for Tendering Shares” will constitute your acceptance of the Offer, as well as your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary & Paying Agent will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary & Paying Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either: (i) a confirmation of a book-entry transfer into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility of all Shares tendered by book-entry transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; or (ii) the guaranteed delivery procedures described below must be complied with.

Required documents must be transmitted to and received by the Depositary & Paying Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary & Paying Agent.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary & Paying Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees; Stock Powers. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible

Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares (which, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the holder of the Shares) who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Letter of Transmittal is signed by, payment of the purchase price is to be made to, or Shares not tendered or accepted for payment are to be returned in the name of, a person other than the registered holder of the Shares that were delivered, then any certificates representing such Shares must be properly endorsed for transfer or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on any such certificates representing such Shares, with the signatures on any such certificates or stock powers guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing the Shares are forwarded separately to the Depositary & Paying Agent, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender your Shares pursuant to the Offer but you cannot deliver the certificates representing such Shares and all other required documents to the Depositary & Paying Agent prior to the Expiration Date or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary & Paying Agent (as provided below) prior to the Expiration Date; and

•

the certificates representing all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with, any required signature guarantees (or, in the case of a book-entry delivery of Shares, an Agent’s Message in lieu of the Letter of Transmittal) and any other required documents, are received by the Depositary & Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered or transmitted by email or mail to the Depositary & Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

U.S. Federal Income Tax — Backup Withholding. Under the U.S. federal income tax laws, the Depositary & Paying Agent generally will be required to backup withhold at the applicable statutory rate, currently 24%, from any payments made pursuant to the Offer unless you provide the Depositary & Paying Agent with your correct taxpayer identification number and certify that you are a United States person and are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. See Instruction 8 of the Letter of Transmittal and Section 5 – “Material U.S. Federal Income Tax Considerations” of this Offer to Purchase for a more detailed discussion of backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Appointment of Proxy. By executing and delivering a Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of IMDZ stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of IMDZ stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of IMDZ stockholders.

Determination of Validity. We will resolve, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary & Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.

Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn (i) at any time before the Expiration Date and (ii) if Purchaser has not accepted for payment Shares tendered pursuant to the Offer by May 4, 2019, which is the 60th day after the date of the commencement of the Offer, at any time after such date, in each case by complying with the procedures set forth below.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary & Paying Agent may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary & Paying Agent, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of DRS Shares or Shares tendered by book-entry transfer, the name and number of the DRS Account or the account maintained at the Book-Entry Transfer Facility, respectively, to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by following the procedures described in Section 3 —“Procedure for Tendering Shares.”

If you wish to withdraw Shares that were tendered by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares.

We will resolve, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary & Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary & Paying Agent. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.

Material U.S. Federal Income Tax Considerations. The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares and receive cash pursuant to the Offer, or pursuant to the Merger, and is based upon present law (which may change, possibly with retroactive effect). This discussion does not address the U.S. federal income tax consequences to beneficial owners of Shares exercising appraisal rights, if any. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of tendering your Shares pursuant to the Offer, or exchanging your Shares pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, stockholders that are pass-through entities for U.S. federal income tax purposes or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, stockholders whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, persons who hold Shares as part of a hedge, straddle, constructive sale, integrated or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or in other compensatory transactions). This discussion does not address any tax consequences arising under any state, local or foreign tax law, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the tender of Shares in exchange for cash pursuant to the Offer, or pursuant to the Merger or that any such position would be sustained. This discussion also assumes that the Shares are not United States real property interests within the meaning of the Code.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the law of the United States, any state thereof, or the District of Columbia, (iii) an estate that is subject to U.S. federal income tax on its worldwide income from all sources or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of tendering the Shares in exchange for cash pursuant to the Offer, or pursuant to the Merger.

U.S. Holders. A U.S. Holder’s tender of Shares in exchange for cash pursuant to the Offer, or pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes. In general, if a U.S. Holder exchanges Shares for cash pursuant to the Offer, or pursuant to the Merger, such holder will recognize gain or loss equal to the difference between the adjusted tax basis of their Shares and the amount of cash received in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains recognized by noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

An additional 3.8% tax will apply to certain U.S. Holders on the lesser of (i) each such U.S. Holder’s “net investment income” (including net capital gain) for a taxable year or (ii) the excess of such U.S. Holder’s modified adjusted gross income for such year over certain threshold amounts.

Non-U.S. Holders. The tender of Shares in exchange for cash pursuant to the Offer or pursuant to the Merger, generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, recognized on the exchange of the Shares for cash is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described above under “U.S. Holders,” and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of U.S.-source losses from sales or exchanges of other capital assets recognized during the year, provided that such Non-U.S. Holder has timely filed United States federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding. Proceeds received by U.S. Holders and Non-U.S. Holders from the sale of Shares pursuant to the Offer, or pursuant to the Merger generally are subject to information reporting and may be subject to backup withholding at the applicable statutory rate (currently 24%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld, and if withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS. See Section 3 — “Procedure for Tendering Shares — U.S. Federal Income Tax– Backup Withholding.”

6.

Price Range of Shares. The Shares are listed and principally traded on Nasdaq under the symbol “IMDZ.” The following table sets forth the high and low sales prices per Share on Nasdaq, as reported in published financial sources, for the periods indicated:

Year Ended December 31, 2018:	High	Low
Fourth Quarter	$3.48	$1.10
Third Quarter	$5.05	$3.05
Second Quarter	$4.90	$3.00
First Quarter	$4.25	$2.80

Year Ended December 31, 2017:	High	Low
Fourth Quarter	$11.10	$3.50
Third Quarter	$13.05	$7.70
Second Quarter	$11.10	$5.45
First Quarter	$7.60	$5.00

Year Ended December 31, 2016:	High	Low
Fourth Quarter	$8.75	$4.50
Third Quarter	$8.44	$6.02
Second Quarter	$16.94	$7.52
First Quarter	$19.91	$7.90

On February 20, 2019, the last full trading day before the announcement of the Offer and the Merger, the reported closing sales price per Share on Nasdaq in published financial sources was $1.42. The price paid in the Offer represents a 312% premium to the closing price of $1.42 on February 20, 2019. On March 4, 2019, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on Nasdaq was $5.83. Before deciding whether to tender your Shares in the Offer, you should obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as promptly as practicable following the Offer Acceptance Time.

Stock Exchange Listing. The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend to cause IMDZ to delist the Shares from Nasdaq.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. However, our purchase of the Shares pursuant to the Offer may cause the Shares to become eligible for deregistration under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by IMDZ to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. We intend to cause IMDZ to apply for termination of registration of the Shares under the Exchange Act as soon as such requirements for such delisting and termination are met following the Merger Effective Time. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by IMDZ to holders of Shares and to the SEC and would cause IMDZ to no longer be subject to certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement in connection with a stockholders’ meeting pursuant to Section 14(a) thereof and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereunder with respect to “going private” transactions. Furthermore, “affiliates” of IMDZ and persons holding “restricted securities” of IMDZ may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be “margin securities” or eligible for stock exchange listing.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then such registration will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which allows the Shares to be used as collateral for loans made by brokers. Following our purchase of Shares in the Offer, and depending upon factors similar to those described above regarding securities exchange listing and market quotations, the Shares may no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and could no longer be eligible to be used as collateral for loans made by brokers.

8.	Certain Information Concerning IMDZ.

IMDZ was originally incorporated in the State of Delaware on February 20, 2008 under the name Vaccsys, Inc. IMDZ’s name was changed to “Immune Design Corp.” pursuant to a Certificate of Amendment of Certificate of Incorporation filed in Delaware on July 10, 2008. IMDZ’s principal executive offices are located at 1616 Eastlake Ave. E., Suite 310 Seattle, WA 98102. The telephone number of IMDZ’s principal executive offices is (206) 682-0645.

Except as specifically set forth herein, the information concerning IMDZ contained in this Offer to Purchase has been taken from or is based upon information furnished by IMDZ or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth below is qualified in its entirety by reference to IMDZ’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge indicating that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning IMDZ, whether furnished by IMDZ or contained in such documents and records, or for any failure by IMDZ to disclose events which may have occurred or which may affect the significance or accuracy of any such information but are unknown to us.

IMDZ is a late-stage immunotherapy company employing next-generation, diversified in vivo approaches designed to enable the body’s immune system to fight disease. Although IMDZ believes its approaches have broad potential across multiple therapeutic areas, IMDZ is focused in oncology and has designed its technologies to activate the immune system’s natural ability to generate and/or expand tumor-specific cytotoxic T cells, or CTLs, while also enhancing other immune effectors, to fight cancer via distinct mechanisms. G100, its lead product candidate, uses the body’s immune system in different ways that, it believes, address the shortcomings of other therapies and have the potential to treat a broad patient population either as monotherapies or in combination with other mechanisms of action.

Additional Information. IMDZ is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room. IMDZ’s filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

9.	Certain Information Concerning Purchaser and Parent.

Purchaser is a Delaware corporation incorporated on February 11, 2019, with principal executive offices at One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889. The telephone number of Purchaser at such office is (908) 423-1000. To date, we have not engaged in any activities other than those activities incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is a wholly owned subsidiary of Parent.

Parent was incorporated in New Jersey in 1935. Its principal executive offices are located at One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889. The telephone number of Parent at such office is (908) 423-1000. Parent is a wholly owned subsidiary of Merck & Co., Inc., a New Jersey corporation (“Merck”), which is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products. Merck’s operations are principally managed on a products basis and include four operating segments, which are the pharmaceutical, animal health, healthcare services and alliances segments. The pharmaceutical segment includes human health pharmaceutical and vaccine products. Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. Merck sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Human health vaccine products consist of preventive pediatric, adolescent and adult vaccines, primarily administered at physician offices. Merck sells these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities. Merck also has an animal health segment that discovers, develops, manufactures and markets animal health products, including pharmaceutical and vaccine products, for the prevention, treatment and control of disease in all major livestock and companion animal species, which Merck sells to veterinarians, distributors and animal producers. The healthcare services segment provides services and solutions that focus on engagement, health analytics and clinical services to improve the value of care delivered to patients. The alliances segment primarily includes results from Merck’s relationship with AstraZeneca LP related to sales of Nexium and Prilosec, which concluded in 2018.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Purchaser are set forth on Schedule I hereto.

During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of IMDZ (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

On August 10, 2015, IMDZ announced it had entered into two clinical trial collaborations with Merck to evaluate two immuno-oncology investigational agents, G100 and LV305, each separately combined with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1therapy, in Phase 1 trials in patients with non-Hodgkin’s lymphoma (NHL) and melanoma, respectively. In the first collaboration, Merck will contribute KEYTRUDA® (pembrolizumab), its anti-PD-1 therapy, to both Immune Design’s planned G100 Phase 1b/2 clinical trial in patients with Non-Hodgkin’s Lymphoma, as well as an LV305 Phase 1 expansion arm in melanoma patients who have an inadequate response to anti-PD1 therapy. Except as set forth in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any other business relationship or transaction with IMDZ or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as described elsewhere in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and IMDZ or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the two years prior to the date of this Offer to Purchase.

We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares in the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash; (ii) consummation of the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger; and (iv) Parent will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Each of Parent and Purchaser disclaims that it is an “affiliate” of IMDZ within the meaning of Rule 13e-3 under the Exchange Act.

Additional Information. Merck is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Merck is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Merck. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to IMDZ in Section 8 — “Certain Information Concerning IMDZ.”

10.	Source and Amount of Funds.

We will require approximately $300,400,000 to purchase all Shares validly tendered and not properly withdrawn in the Offer, to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer and to pay related fees and expenses. Parent will provide us with sufficient funds to satisfy these obligations. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s cash and cash equivalents on hand. Consummation of the Offer is not subject to any financing condition.

11.	Contacts and Transactions with IMDZ; Background of the Offer.

Acquisition Discussions.

From time to time in the ordinary course of business, Merck and Parent evaluate various business opportunities to enhance shareholder value. These evaluations have included periodic assessments of potential strategic transactions to strengthen Merck’s existing business.

In May 2018, at an Infectious Disease and Vaccine Symposium sponsored by Merck, representatives of IMDZ and Merck conducted initial discussions regarding a potential licensing transaction.

On June 26, 2018, Dr. Jan Henrik ter Meulen, the Chief Scientific Officer of IMDZ, delivered a confidential presentation at Merck regarding the GLA adjavant. In July 2018, representatives of IMDZ and Merck began discussions regarding a potential licensing transaction. In early September 2018, Parent proposed terms for a possible license and the parties continued discussions with respect to the potential license through mid- October 2018.

On October 21, 2018, Dr. Roger Perlmutter, Executive Vice President and President at Merck Research Laboratories, met with Dr. Carlos Paya, President and Chief Executive Officer of IMDZ, during a scientific conference to further discuss a potential licensing transaction. At this meeting, Dr. Perlmutter and Dr. Paya also discussed the possibility of IMDZ being acquired by Merck. Dr. Paya communicated that IMDZ was not for sale, especially within the range of its then-current trading price. Dr. Perlmutter did not provide a specific potential price during this meeting.

On October 29, 2018, Dr. Perlmutter met with representatives of a significant stockholder of IMDZ to discuss their receptivity to the possibility of an acquisition of IMDZ by Merck.

On November 10, 2018, representatives of Merck reached out to Dr. Paya to extend a verbal offer for Merck to acquire IMDZ. Following that discussion, on November 12, 2018, Parent submitted an unsolicited non-binding indication of interest to the IMDZ Board to acquire IMDZ for $200,000,000 in cash with the possibility of two additional contingent value rights payments of $85,000,000 each based on the achievement of certain regulatory approvals, which valuation was based upon Parent’s perceived value of IMDZ’s research programs.

On November 19, 2018, in response to a request from IMDZ, Merck submitted a revised non-binding indication of interest to acquire IMDZ for $225,000,000 in cash at closing with no contingent value rights payments, also based upon Parent’s perceived value of IMDZ’s research programs.

On November 26, 2018, in response to a request from IMDZ, Merck sent a non-binding indication of interest to Dr. Paya proposing to acquire 100% of the Shares at a purchase price equal to $5.85 per Share based on the enterprise value of IMDZ and certain financial and other operating assumptions regarding IMDZ, which proposal was subject to completion of confirmatory due diligence and certain other conditions set forth therein.

On December 4, 2018, Parent and IMDZ entered into a Confidentiality Agreement (the “Confidentiality Agreement”), permitting the parties to disclose confidential information to one another for the purpose of exploring a potential transaction. The Confidentiality Agreement contains a customary standstill provision restricting certain actions by each party. Following the execution of the Confidentiality Agreement, IMDZ provided to us confidential information, which we reviewed through late December 2018. Parent and its advisors conducted detailed business, scientific, financial, regulatory, intellectual property and legal due diligence investigations of IMDZ and its business and operations through mid-February 2019.

On January 23, 2019, IMDZ, through its legal counsel, Cooley LLP, provided Parent with a draft of the Merger Agreement.

From January 23, 2019 to February 20, 2019, Parent and IMDZ negotiated the Merger Agreement and related documentation.

On February 20, 2019, the Merger Agreement was executed. The following day, February 21, 2019, IMDZ and Merck issued a joint press release announcing the entry into the Merger Agreement.

On March 5, 2019, we commenced the Offer in accordance with the Merger Agreement.

12.	Purpose of the Offer; Plans for IMDZ; Appraisal Rights.

Purpose of the Offer; Plans for IMDZ. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, IMDZ. The Offer is the first step in the acquisition of IMDZ and is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all Shares of IMDZ not purchased pursuant to the Offer or otherwise. The Merger will be effected pursuant to Section 251(h) of the DGCL.

If the Offer is consummated, we will not seek a vote of the remaining public stockholders of IMDZ before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of IMDZ in accordance with Section 251(h) of the DGCL.

If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of IMDZ and the IMDZ Board shortly thereafter. Based on available information, we are conducting a detailed review of IMDZ and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances that exist upon completion of the Offer. We will continue to evaluate the business and operations of IMDZ during the pendency and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of IMDZ’s business, operations, capitalization and management with the goal of optimizing development of IMDZ’s potential in conjunction with Parent’s existing businesses. Possible changes could include changes to IMDZ’s business, corporate structure, charter, bylaws, capitalization, board of directors or management.

Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer; Plans for IMDZ; Appraisal Rights”, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving IMDZ (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of IMDZ, (iii) any material change in IMDZ’s capitalization or dividend policy, (iv) any other material change in IMDZ’s corporate structure or business, (v) changes to the management of IMDZ or the IMDZ Board, (vi) a class of securities of IMDZ being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of IMDZ being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

To the best knowledge of Purchaser and Parent, except for certain pre-existing agreements to be described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of IMDZ, on the one hand, and Parent, Purchaser or IMDZ, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of IMDZ entering into any such agreement, arrangement or understanding. It is possible that certain members of IMDZ’s current management team will enter into new employment arrangements with IMDZ after the completion of the Offer and the Merger. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until the time the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all. The board of directors and officers of the Surviving Corporation at and immediately following the Merger Effective Time will consist of the members of the board of directors and officers, respectively, of Purchaser as of the date hereof. At the Merger Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will each be amended and restated in their entirety so as to read in the form set forth on Exhibit B and Exhibit C, respectively, to the Merger Agreement.

Appraisal Rights. Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who (i) did not tender his or her Shares in connection with the Offer and (ii) complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger and instead of any consideration otherwise payable to such holder for Shares on the terms and subject to the conditions of the Merger Agreement or in connection with the Offer) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Unless the Delaware court, in its discretion, determines otherwise for good cause shown, such rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Merger Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, IMDZ may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. For the avoidance of doubt, Parent, Purchaser and IMDZ have agreed and acknowledged that in any appraisal proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the Surviving Corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following: (i) within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to IMDZ a written demand for appraisal of Shares held, which demand must reasonably inform IMDZ of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender their Shares in the Offer; and (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time.

The foregoing summary of the rights of dissenting IMDZ stockholders under the DGCL does not purport to be a statement of the procedures to be followed by any such stockholders desiring to exercise any appraisal rights. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL, which will be set forth in the Schedule 14D-9. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only regarding your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares.

13.	The Transaction Documents.

The Merger Agreement.

The following summary of the Merger Agreement does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the SEC in connection with the Offer, which is hereby incorporated by reference into this Offer to Purchase and which you may examine and copy as set forth in Section 8 — “Certain Information Concerning IMDZ.” You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement controls. The following summary has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about IMDZ, Parent or Merck in IMDZ’s or Merck’s public reports filed with the SEC. In particular, the Merger Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to IMDZ or Parent.

The representations and warranties in the Merger Agreement have been negotiated with the principal purpose of allocating risk among Parent, Purchaser and IMDZ and establishing the circumstances under which Parent and Purchaser have the right not to consummate the Offer, or under which a party may have the right to terminate the Merger Agreement, rather than for the purpose of establishing matters of fact. The representations, warranties and covenants contained in the Merger Agreement (i) were made by the parties thereto only for purposes of that agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; (iii) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information); (iv) may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and (v) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts regarding IMDZ, Purchaser or Parent.

The Offer. The Merger Agreement provides that Purchaser must commence the Offer as promptly as practicable, and in any event within 10 business days, after the date of the Merger Agreement. Our obligation to accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Purchaser of the other conditions, including the HSR Condition, set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of IMDZ. We cannot, however, amend or waive other conditions, including the Minimum Condition, without the prior written consent of IMDZ. The Merger Agreement provides that each IMDZ stockholder who tenders Shares in the Offer will receive $5.85 for each Share validly tendered and not properly withdrawn, net to the seller in cash, without interest and less any applicable withholding taxes. We have agreed that, unless otherwise contemplated in the Merger Agreement or as previously approved by IMDZ in writing, we will not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer (other than by adding consideration);

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose conditions to the Offer in addition to the conditions to the Offer set forth in Section 15 — “Conditions of the Offer”;

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amend or modify any of conditions to the Offer, which are set forth in Section 15 — “Conditions of the Offer” in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•	waive or change the Minimum Condition;

•	extend or otherwise change the expiration date of the Offer other than in accordance with the Merger Agreement; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

Extensions of the Offer. If, at the scheduled expiration of the Offer or the expiration of any extension of the Offer as described below, any condition to the Offer has not been satisfied or waived by Parent or us, and if the Merger Agreement has not been terminated pursuant to its terms, we may extend the Offer for successive periods of up to 10 business days per extension. We are obligated to extend the Offer (i) for successive periods of up to 10 business days per extension if the HSR Condition has not been satisfied, (ii) upon the request of IMDZ if any condition to the Offer (other than the Minimum Condition) has not been satisfied or waived by Parent or us for an additional period specified by IMDZ of up to 10 business days per extension, and (iii) upon the request of IMDZ if the Minimum Condition has not been satisfied, but all other conditions to the Offer have been satisfied or waived, on up to three occasions for an additional period specified by IMDZ of up to 10 business days per extension. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the SEC, its staff or Nasdaq. We will not be obligated to extend the Offer beyond the Extension Deadline. We will not be permitted to extend the Offer beyond the Extension Deadline without IMDZ’s prior written consent.

We will not terminate the Offer prior to any scheduled Expiration Date, except if the Merger Agreement is terminated pursuant to its terms as described below under Section 13 — “The Transaction Documents — The Merger Agreement — Termination.” If the Merger Agreement is terminated pursuant to its terms as described below under Section 13 — “The Transaction Documents — The Merger Agreement — Termination,” Purchaser will, and Parent will cause Purchaser to, promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer.

The Merger Agreement obligates Purchaser (and Parent to cause Purchaser), subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Purchaser of the other conditions set forth in Section 15 — “Conditions of the Offer,” to accept for payment and pay for, at the Offer Acceptance Time, all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Directors. The board of directors of the Surviving Corporation immediately following the Merger Effective Time will consist of the members of the board of directors of Purchaser as of the date hereof.

The Merger. The Merger Agreement provides that, at the Merger Effective Time, Purchaser will be merged with and into IMDZ pursuant to Section 251(h) of the DGCL. Following the Merger, the separate corporate existence of Purchaser will cease, and IMDZ will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in the Merger Agreement.

Under the terms of the Merger Agreement, at the Merger Effective Time, each Share then outstanding immediately prior to the Merger Effective Time will be automatically converted into the right to receive the Offer Price, payable in cash, net to the holder, without interest and less any applicable withholding taxes (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares owned by Parent, Purchaser or any other subsidiary of Parent, (ii) Shares held in the treasury of IMDZ or owned by IMDZ and (iii) Dissenting Shares (as defined below). Each Share described under (i) or (ii) above will be cancelled and cease to exist, and no payment will be made with respect thereto.

Shares that are outstanding immediately prior to the Merger Effective Time and held by a stockholder who is entitled to demand, and properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration. Rather, the holders of such Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, for all Dissenting Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL or other applicable law, the right of the stockholder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Merger Consideration.

Holders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect to such Shares, but rather, subject to the conditions of the Offer, will receive the Offer Price. See Section 12 — “Purpose of the Offer; Plans for IMDZ; Appraisal Rights — Appraisal Rights.”

Treatment of IMDZ Stock Options; Stock Plans. The Merger Agreement provides that each IMDZ stock option to purchase Shares (each such stock option, a “IMDZ Option”) that is outstanding as of immediately prior to the Merger Effective Time will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Merger Effective Time. At the Merger Effective Time, each IMDZ Option that is outstanding and unexercised will be cancelled and the former holder thereof will be entitled to receive an amount in cash (subject to any applicable withholding taxes or other taxes required by applicable law) equal to the product of (i) the total number of Shares subject to such IMDZ Option immediately prior to the Merger Effective Time, multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such IMDZ Option. If the exercise price per Share under any such IMDZ Option is equal to or greater than the Merger Consideration, then such IMDZ Option will be cancelled and no cash payment will be made to its holder.

Treatment of IMDZ RSU Awards. The Merger Agreement provides that, immediately prior to the Merger Effective Time, contingent upon the Merger Effective Time, each award of time-vesting restricted stock units granted under an IMDZ equity plan (each such award, a “IMDZ RSU”) that is outstanding as of immediately prior to the Merger Effective Time will automatically accelerate and become fully vested effective immediately prior to the Merger Effective Time, contingent upon the Merger Effective Time. As of the Merger Effective Time each IMDZ RSU will be automatically cancelled and converted into the right to receive the Merger Consideration in respect of each Share subject to such IMDZ RSU, less applicable withholding obligations.

Treatment of the IMDZ ESPP. The Offer is being made for Shares only and is not being made for any options granted under the IMDZ 2014 Employee Stock Purchase Plan (the “ESPP”). Rather, (i) no new “offering period” will commence under the ESPP, (ii) payroll withholdings may not be increased under the ESPP for the current offering period, and (iii) the current offering period will terminate as of the Merger Effective Time. Upon the Merger Effective Time, employees’ accumulated contributions under the ESPP will be used to purchase Shares under the ESPP, and the Merger Consideration will be paid with respect to such Shares.

Certificate of Incorporation, Bylaws, Directors and Officers. The board of directors and officers of the Surviving Corporation at and immediately following the Merger Effective Time will consist of the members of the board of directors and officers, respectively, of Purchaser as of the date hereof. At the Merger Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will each be amended and restated in their entirety so as to read in the form set forth on Exhibit B and Exhibit C, respectively, to the Merger Agreement.

Representations and Warranties. In the Merger Agreement, IMDZ has made customary representations and warranties to Parent and Purchaser, including representations relating to its organization and qualification, power and authority, subsidiaries, capitalization, the absence of a stockholder rights plan or similar anti-takeover device, non-contravention of organizational documents, laws or agreements, required filings and consents, permits, compliance with applicable laws, the absence of certain prohibited payments, litigation, SEC filings and compliance with the Sarbanes-Oxley Act of 2002, financial statements, the inapplicability of state takeover laws and regulations, the absence of undisclosed liabilities, the absence of certain changes, employee benefit plans, labor and employment matters, material contracts, litigation, environmental matters, intellectual property, tax matters, insurance, real and personal property, finders’ and brokers’ fees, information to be included in the documents relating to the Offer and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by IMDZ with the SEC in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”). Parent and Purchaser have made customary representations and warranties to IMDZ with respect to, among other matters, their organization and qualification, power and authority, non-contravention of organizational documents, laws or agreements, required filings and consents, litigation, ownership of IMDZ capital stock, sufficiency of funds to complete the Offer and the Merger, ownership of Purchaser by Parent, finders’ and brokers’ fees, information to be included in the documents relating to the Offer and the Schedule 14D-9.

None of the representations and warranties in the Merger Agreement will survive the Merger Effective Time.

Operating Covenants. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, IMDZ will (except as set forth in the Merger Agreement, required by applicable law or consented to by Parent) conduct its business and operations in the ordinary course. The Merger Agreement requires IMDZ to use commercially reasonable efforts to preserve intact the material components of IMDZ’s current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers, governmental entities and other material business relations.

The Merger Agreement also contains specific restrictive covenants which provide that, from the date of the Merger Agreement until the Merger Effective Time, subject to certain exceptions, including as permitted by the Merger Agreement, IMDZ will not directly or indirectly do, or agree to do the following, without Parent’s prior consent:

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(i) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned subsidiary of IMDZ to its parent or (ii) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions in the ordinary course of business and at fair market value of Shares outstanding as of the date of the Merger Agreement pursuant to IMDZ’s right (under written commitments in effect as of the date of the Merger Agreement that have been made available to Parent) to purchase or reacquire Shares held by an associate of IMDZ, such as current or former employee, officer, consultant or director of IMDZ only upon termination of such associate’s employment or engagement by IMDZ; or (2) in connection with withholding to satisfy the exercise price and/or tax obligations with respect to IMDZ Options;

•	split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by IMDZ or its subsidiaries (other than pursuant to agreements in effect as of the date of the Merger Agreement) of (i) any capital stock, equity interest or other security of IMDZ or its subsidiary, (ii) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of IMDZ or any of its subsidiaries or (iii) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of IMDZ or any of its subsidiaries (except that IMDZ may issue Shares as required to be issued upon the exercise of IMDZ Options outstanding as of the date of the Merger Agreement, and IMDZ may issue Shares to employees pursuant to the terms of its employee stock purchase plan and current offering thereunder, in each case in accordance with their respective terms as of the date of the Merger Agreement);

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establish, adopt, terminate or amend any employee benefit plan (or any plan, program, arrangement, practice or agreement that would be an employee benefit plan if it were in existence on the date of the Merger Agreement), or amend or waive any of its rights under, or accelerate the vesting, payment or lapse of restrictions under, any provision of any of the employee benefit plans (or any plan, program, arrangement, practice or agreement that would be an employee benefit plan if it were in existence on the date of the Merger Agreement) or grant any employee or director any increase in compensation, bonuses or severance, retention or other payments or benefits;

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(i) enter into or amend (1) any change-of-control agreement with any officer, employee, director or independent contractor or (2) any retention agreement with any officer, employee or director, (ii) enter into or amend (1) any employee benefit plan (or any plan, program, arrangement, practice or agreement that would be an employee benefit plan if it were in existence on the date of the Merger Agreement), (2) any employment, severance or other material agreement with any officer or director or (3) any consulting agreement with any independent contractor with an annual base compensation greater than $100,000 or (iii) hire any employee with an annual base salary in excess of $100,000;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

•	form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	make or authorize any capital expenditure;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any encumbrance (other than permitted encumbrances) any material right or other material asset or property, except pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of IMDZ or its subsidiaries;

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except for intercompany loans and capital contributions, lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business);

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amend or modify in any material respect (other than renewals in the ordinary course of business), waive any rights under, terminate (other than non-renewals of contracts in the ordinary course of business), replace or release, settle or compromise any material claim, liability or obligation under any material contract or lease agreement or enter into any contract which if entered into prior to the date of the Merger Agreement would have been a material contract or lease agreement, or agree to any requests to add additional, or substitute any, targets under, or otherwise modify the targets or programs that are the subject of, any of its collaboration or license agreements, except that IMDZ may, following prior written notice to Parent, comply with the existing terms of any collaboration or license agreement;

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(i) make, change or revoke any material tax election, (ii) adopt or change any accounting method in respect of taxes, (iii) amend any tax return, (iv) file any tax return other than as consistent with past practice or as required by law, (v) enter into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. legal requirements), (vi) settle any claim or assessment in respect of taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

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commence any legal proceeding, except with respect to: (i) routine matters in the ordinary course of business; (ii) in such cases where IMDZ reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that IMDZ consults with Parent and considers the views and comments of Parent with respect to such legal proceedings prior to commencement thereof); or (iii) in connection with a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement;

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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any legal proceeding relating to a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement or pursuant to a settlement that does not relate to any of the transactions contemplated by the Merger Agreement and (i) that results solely in a monetary obligation involving only the payment of monies by IMDZ and its subsidiaries of not more than $50,000 in the aggregate; (ii) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, IMDZ and its subsidiaries and the payment of monies by IMDZ and its subsidiaries that together with any settlement made under subsection “(A)” are not more than $50,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (iii) that results in no monetary obligation of IMDZ or any of its subsidiaries or IMDZ’s or any of its subsidiaries’ receipt of payment;

•	enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable law);

•	adopt or implement any stockholder rights plan or similar arrangement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of IMDZ or any of its subsidiaries; or

•	authorize any of, or agree or commit to take, any of the actions described above.

Access to Information. From the date of the Merger Agreement until the Merger Effective Time and except as required pursuant to applicable laws, the Merger Agreement provides that, upon reasonable advance notice to IMDZ, IMDZ will, and will cause each of its directors, officers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (collectively, the “IMDZ Representatives”) to: (i) provide to Parent and Parent’s directors, officers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (collectively, the “Parent Representatives”), reasonable access during normal business hours, to the IMDZ Representatives, personnel, and assets and to all existing books, records, tax returns, work papers and other documents and information relating to IMDZ and its subsidiaries; and (ii) promptly provide Parent and Parent Representatives with all reasonably requested information regarding the business of IMDZ, including copies of the existing books, records, databases (to the extent transferable), reports, tax returns, work papers and other documents and information relating to IMDZ and its subsidiaries, and with such additional financial, operating and other data and information regarding IMDZ and its subsidiaries, as Parent may reasonably request.

No Solicitation. In the Merger Agreement, IMDZ has agreed that from the date of the Merger Agreement until the earlier of the Merger Effective Time or the termination of the Merger Agreement pursuant to its terms, it will not, and will cause the IMDZ Representatives not to, directly or indirectly:

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solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of knowingly soliciting, encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

•	enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal.

The Merger Agreement provides that IMDZ shall: (i) not continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal; (ii) deliver a written notice within three business days after the date of the Merger Agreement to each person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the last six months, stating that IMDZ is ending all discussions and negotiations with such person with respect to any Acquisition Proposal, effective on the date thereof, and the notice shall also request such person to promptly return or destroy all confidential information concerning IMDZ and its subsidiaries; and (iii) terminate access by any third party who has made or would reasonably be expected to make an Acquisition Proposal (other than Parent and its representatives) to any data room (virtual or actual) containing any confidential information of IMDZ or any of its subsidiaries.

If between the date of the Merger Agreement and the Offer Acceptance Time IMDZ receives an unsolicited written Acquisition Proposal from any person, which Acquisition Proposal was made on or after the date of the Merger Agreement and did not result from any breach of the non-solicitation provisions of the Merger Agreement, (i) IMDZ and its representatives may contact such person or group of persons solely to clarify the terms and conditions thereof and inform such person of the non-solicitation terms of the Merger Agreement and (ii) if the IMDZ Board determines in good faith, (1) after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined below) and (2) after consultation with IMDZ’s outside legal counsel, that the failure to take such action described in clauses (x) and (y) of this paragraph would be inconsistent with the fiduciary duties of the IMDZ Board, then IMDZ may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to IMDZ and its subsidiaries to the person who has made such Acquisition Proposal; provided that IMDZ must provide to Parent any such information concerning IMDZ or its subsidiaries that was not previously provided to Parent or its representatives and (y) engage in or otherwise participate in discussions or negotiations with the person making such Acquisition Proposal. IMDZ must provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into promptly (and in any event within 24 hours) of the execution thereof.

If between the date of the Merger Agreement and the Offer Acceptance Time, IMDZ has received a written bona fide Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of the non-solicitation terms of the Merger Agreement) from any person that has not been withdrawn and after consultation with outside legal counsel, the IMDZ Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the IMDZ Board may make a Company Adverse Change Recommendation or (y) IMDZ may terminate the Merger Agreement to enter into a binding written definitive acquisition agreement with respect to such Superior Offer in accordance with the Merger Agreement, in each case, if and only if: (i) the IMDZ Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the IMDZ Board to IMDZ’s stockholders under applicable law; (ii) IMDZ shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to the terms of the Merger Agreement at least four business days prior to making any such Company Adverse Change Recommendation; and (iii) (1) IMDZ shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal and all other material information contemplated to be provided in accordance with the Merger Agreement (as described above), (2) IMDZ shall have given Parent the four business days after Parent’s receipt of IMDZ’s notice to propose revisions to the terms of the Merger Agreement or make another proposal and shall have negotiated in good faith with Parent and its representatives (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, (x) after consultation with IMDZ’s financial advisor and outside legal counsel, the IMDZ Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and (y) after consultation with IMDZ’s outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to the terms of the Merger Agreement would be inconsistent with the fiduciary duties of the IMDZ Board to IMDZ’s stockholders under applicable law. In addition, the Merger Agreement provides that the foregoing requirements also apply to any material amendment to any Acquisition Proposal, each of which will require a new notice, except that for purposes of such subsequent notice, the references to four business days will be deemed to be two business days.

The Merger Agreement also provides that nothing contained therein shall prevent IMDZ from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the holders of Shares that is required by applicable law or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to IMDZ than those contained in the confidentiality agreement described in Section 13 — “The Transaction Documents — The Confidentiality Agreement” and (ii) does not prohibit IMDZ from providing any information to Parent in accordance with the Merger Agreement or otherwise prohibit IMDZ from complying with its obligations under the Merger Agreement.

“Acquisition Proposal” means, any proposal or offer by or from any person (other than Parent and its affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, including any amendment or modification to any such proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets of IMDZ and its subsidiaries equal to 20% or more of IMDZ’s assets or to which 20% or more of IMDZ’s revenues or earnings are attributable, (ii) issuance or acquisition of 20% or more of the outstanding Shares, (iii) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or (iv) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving IMDZ that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares, in each case other than the transactions contemplated by the Merger Agreement.

“Company Adverse Change Recommendation” means any of the following actions taken by the IMDZ Board: (i) withdrawal or withholding (or modifying or qualifying in a manner adverse to Parent or Purchaser), or publicly proposing to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the recommendation of the IMDZ Board that the stockholders of IMDZ tender their Shares to Purchaser pursuant to the Offer, (ii) adopting, approving, recommending or declaring advisable, or publicly proposing to adopt, approve, recommend or declare advisable, any Acquisition Proposal or (iii) resolving, agreeing or publicly proposing to take any such actions.

“Superior Offer” means a bona fide written Acquisition Proposal that the IMDZ Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms, and taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the IMDZ Board deems relevant, and if consummated, would result in a transaction more favorable to IMDZ’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement; provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Change in Circumstance. Other than in connection with an Acquisition Proposal, the Merger Agreement provides that the IMDZ Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance (as defined below), if and only if: (i) the IMDZ Board determines in good faith, after consultation with IMDZ’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the IMDZ Board to IMDZ’s stockholders under applicable law; (ii) IMDZ shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation at least four business days prior to making any such Company Adverse Change Recommendation; and (iii) (1) IMDZ shall have specified the Change in Circumstance in reasonable detail, (2) IMDZ shall have given Parent the four business days after the notice to propose revisions to the terms of the Merger Agreement or make another proposal, and shall have negotiated in good faith with Parent and its representatives (to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the IMDZ Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the IMDZ Board to IMDZ’s stockholders under applicable law. In addition, the Merger Agreement provides that the foregoing requirements also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new notice, except that for purposes of such subsequent notice, the references to four business days shall be deemed to be two business days.

“Change in Circumstance” means any material event or development or material change in circumstances with respect to IMDZ that (i) was neither known to the IMDZ Board nor reasonably foreseeable as of or prior to the date of the Merger Agreement and (ii) does not relate to (1) any Acquisition Proposal, (2) any events, changes or circumstances relating to Parent, Purchaser or any of their affiliates, (3) clearance of the Merger or the expiration or termination of any waiting period under applicable antitrust laws, or (4) (a) the results of, or any data derived from, any pre-clinical or clinical testing being conducted by or on behalf of IMDZ and its subsidiaries, any of their competitors or any of their respective collaboration partners or any announcement relating thereto, or (b) any action or announcement by any governmental body that relates to any of IMDZ’s or its subsidiaries’ assets or programs.

Offer Documents. Subject to the terms and conditions of the Merger Agreement, Parent and Purchaser, on the one hand, and IMDZ, on the other hand, will promptly correct any information provided by it for use in the Schedule TO and this Offer to Purchase, the form of Letter of Transmittal and the form of summary advertisement included as exhibits thereto (collectively, together with all amendments and supplements thereto, the “Offer Documents”) or the Schedule 14D-9, if and to the extent that it becomes false or misleading in any material respect or as otherwise required by applicable law. Parent and Purchaser have agreed to cause the Offer Documents, as so corrected, and IMDZ has also agreed to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and IMDZ, on the other hand, have also agreed to give the other party a reasonable opportunity to review and comment on the Offer Documents or the Schedule 14D-9, as applicable.

Third-Party Consents and Regulatory Approvals. IMDZ and Parent have agreed in the Merger Agreement to use their reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any antitrust law; (ii) obtaining all necessary consents, authorizations, approvals or waivers from third parties

(including estoppel certificates and consents from landlords); and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

In furtherance of the foregoing, each of Parent and IMDZ has agreed to make an appropriate filing of a Premerger Notification and Report Form (as defined in Section 16 — “Certain Legal Matters; Regulatory Approvals”) pursuant to the HSR Act with respect to the transactions contemplated in the Merger Agreement with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 business days after the date of the Merger Agreement. Each of Parent and IMDZ have agreed to use their reasonable best efforts to (i) cooperate and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, (ii) give the other parties to the Merger Agreement prompt notice of the making or commencement of any request, inquiry, investigation, action or law brought by a governmental body or brought by a third party before any governmental body, with respect to the transactions contemplated by the Merger Agreement, (iii) keep the other parties to the Merger Agreement informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties to the Merger Agreement of any communication to or from the FTC, the U.S. Department of Justice or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) upon request, promptly furnish to the other parties to the Merger Agreement, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, subject to certain redactions as set forth in the Merger Agreement, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other parties to the Merger Agreement and consider in good faith the views of such other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) provide advance notice of and permit authorized representatives of the other parties to the Merger Agreement to be present at each telephone or in person meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding.

Employee Benefit Matters. Pursuant to the Merger Agreement, until at least December 31, 2019, Parent must provide each employee of IMDZ as of the closing of the Merger (each, a “Continuing Employee”) (i) a base salary (or base wages) that is not less favorable than the base salary (or base wages) provided to such Continuing Employee as of immediately prior to the date of the Merger Agreement, (ii) an annual cash bonus opportunity that is not less favorable than the annual cash bonus opportunity provided to such Continuing Employee as of immediately prior to the date of the Merger Agreement, and (iii) employee benefits (excluding equity incentives, long-term incentives, 401(k) plan participation and change in control and retention benefits) that are substantially comparable in the aggregate to either the employee benefits (excluding equity incentives, long-term incentives, 401(k) plan participation and change in control and retention benefits) provided to such Continuing Employee immediately prior to the date of the Merger Agreement or provided by Parent to its similarly-situated non-unionized headquarters employees.

Parent will provide each Continuing Employee with service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s vacation policy) and eligibility for vesting under Parent’s employee benefit plans and arrangements with respect to his or her length of service with IMDZ prior to the closing of the Merger that was credited under the corresponding plan of IMDZ, except that there shall be no duplication of benefits or apply for purposes of determining benefit accruals under any pension plan or for purposes of postemployment welfare benefits. Parent will assume (or cause the Surviving Corporation to assume) the liability for each Continuing Employee’s accrued but unused personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of IMDZ.

The Merger Agreement provides that Parent will use commercially reasonable efforts to (or, where specifically permitted by such plans, Parent will) (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under health and welfare plans, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Merger Effective Time and (ii) ensure that such health or welfare benefit plan shall, for purposes of determining deductibles, co-payments and out-of-pocket, credit Continuing Employees for deductibles, co-payments and other out-of-pocket amounts paid prior to the Merger Effective Time in the calendar year in which the closing of the Merger occurs to the same extent that such amounts paid were recognized prior to the Merger Effective Time under the corresponding health or welfare benefit plan of IMDZ for such calendar year.

Finally, nothing in the Merger Agreement related to the foregoing will (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Merger Agreement or have the right to enforce the provisions of the Merger Agreement or (ii) restrict Parent’s or any of its affiliates’ right to terminate the employment or any Continuing Employee at any time or to change the terms and conditions of any such Continuing Employee’s employment.

Indemnification and Insurance. The Merger Agreement provides that, for six years from and after the Merger Effective Time, the Surviving Corporation will indemnify and hold harmless all past and present directors and officers of IMDZ and its subsidiaries (the “Covered Persons”) in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such Covered Person is or was a director or officer of IMDZ or one of its subsidiaries at or prior to the Merger Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, including any such matter arising under any claim with respect to the transactions contemplated by the Merger Agreement. The Surviving Corporation will advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Covered Persons in connection with matters for which such Covered Persons are eligible to be indemnified pursuant to the provisions of the Merger Agreement described above within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Covered Persons of appropriate undertakings in favor of the Surviving Corporation to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to the provisions of the Merger Agreement described above.

The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation by IMDZ existing as of the date of the Merger Agreement in favor of Covered Persons for their acts and omissions occurring prior to the Merger Effective Time, as provided in the certificate of incorporation and bylaws (or applicable governing documents) of IMDZ or its subsidiaries (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between IMDZ or its subsidiaries and a Covered Person in effect on the date of the Merger Agreement, will survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Covered Persons, and shall be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under Delaware law for a period of six years from the Merger Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to the rights provided under the provisions of the Merger Agreement described above until disposition of such claim.

The Merger Agreement provides that for six years after the Merger Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, in effect, the existing policies of directors’ and officers’ liability insurance maintained by IMDZ and its subsidiaries as of the date of the Merger for the benefit of the Covered Persons who are currently covered by such existing policies with respect to their acts and omissions occurring prior to the Merger Effective Time in their capacities as directors and officers of IMDZ or its subsidiaries (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policies, or at or prior to the Merger Effective Time, Parent may (and IMDZ and its subsidiaries, upon Parent’s written request delivered to IMDZ not less than 10 business days prior to the Merger Effective Time, shall) through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned) purchase a six-year “tail policy” for the director and officer insurance policies of IMDZ and its subsidiaries in effect as of the date of the Merger Agreement, with such “tail policy” to be effective as of the Merger Effective Time. If such “tail policy” is obtained, it will be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to the Merger Agreement. In no event will the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by IMDZ and its subsidiaries with respect to such current policies. If the annual premiums payable for such insurance coverage exceeds such amount, Parent will be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

The Merger Agreement also provides that if Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, Parent must use commercially reasonable efforts to ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, will assume the obligations described above.

Conditions of the Offer. See Section 15 — “Conditions of the Offer.”

Conditions to the Merger. The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Merger Effective Time:

•

there shall be no judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor any legal requirement, judgment or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any governmental body which directly or indirectly prohibits, or makes illegal the consummation of the Merger; provided, however, that no party is permitted to invoke this condition to the Merger unless it has taken all actions required under the Merger Agreement to have any such order lifted; and

•	Purchaser has accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Merger may be abandoned:

(i)	by mutual written consent of Parent and IMDZ;

(ii)	by either IMDZ or Parent if:

a.

the Offer (as may be extended in accordance with the Merger Agreement) has expired without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a party cannot so terminate the Merger Agreement if the failure of the acceptance for payment of Shares pursuant to the Offer is primarily caused by a failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the acceptance for payment of Shares pursuant to the Offer;

b.

a court of competent jurisdiction or other governmental body shall have issued a decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which is final and nonappealable; provided, however, that a party shall not be permitted to so terminate the Merger Agreement if the issuance of such final and nonappealable order, decree, ruling or other action is primarily caused by a failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Merger Effective Time; or

c.

the Offer Acceptance Time has not occurred on or prior to 5:00 p.m. Eastern Time on the End Date; provided, however, that a party shall not be permitted to so terminate the Merger Agreement if the failure of the consummation of the Offer to occur prior to the End Date is primarily caused by the failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party.

(iii)	by Parent at any time prior to the Offer Acceptance Time, if:

a.

(i) the IMDZ Board failed to include its recommendation in the Schedule 14D-9 when mailed, or effected a Company Adverse Change Recommendation; (ii) the IMDZ Board failed to publicly reaffirm its recommendation of the Merger Agreement within 10 business days after Parent so requests in writing (or, if earlier, within two business days prior to the Expiration Date), provided that, Parent may only make such request once every 30 days if no Acquisition Proposal has been publicly disclosed; or (iii) in the case of a tender offer or exchange offer by a party other than Parent and Purchaser that is subject to Regulation 14D under the Exchange Act, the IMDZ Board fails to reaffirm its recommendation and recommends, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer; or

b.

if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of IMDZ has occurred such that the conditions described in paragraphs “(ii)(b)”, “(ii)(c)”, “(ii)(d)”, “(ii)(e)” and “(ii)(g)” of Section 15 — “Conditions of the Offer”, would not be satisfied and cannot be cured by IMDZ by the End Date, or if capable of being cured by the End Date, shall not have been cured within 30 days of the date Parent gives IMDZ written notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to so terminate the Merger Agreement if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement.

(iv)	by IMDZ at any time prior to the Offer Acceptance Time:

a.

in order to accept a Superior Offer and substantially simultaneously with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer; provided that IMDZ has complied in all respects with the requirements set forth in the Merger Agreement described in Section 13 — “The Transaction Documents — The Merger Agreement — No Solicitation” with respect to such Superior Offer and substantially concurrently with such termination, IMDZ has paid the Termination Fee (as defined below) to Parent; or

b.

if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Offer or the Merger when required pursuant to the Merger Agreement and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured by the End Date, shall not have been cured within 30 days of the date IMDZ gives Parent written notice of such breach or failure to perform; provided, however, that, IMDZ shall not have the right to so terminate the Merger Agreement if IMDZ is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement.

Termination Fee. In the event that:

(i)    the Merger Agreement is terminated by IMDZ pursuant to paragraph (iv)(a) of the Subsection titled “ — Termination” above then IMDZ will pay to Parent $10,500,000 (the “Termination Fee”) substantially concurrently with such termination;

(ii)    the Merger Agreement is terminated by Parent pursuant to paragraph (iii)(a) of the Subsection titled “ — Termination” above, then IMDZ will pay to Parent the Termination Fee within two business days after such termination; and

(iii)    (A) the Merger Agreement is terminated by Parent or IMDZ pursuant to clause (ii)(a) or (ii)(c) of the Subsection titled “ — Termination” above or by Parent pursuant to paragraph (iii)(b) of the Subsection titled “ — Termination” above, (B) any person shall have publicly disclosed a bona fide Acquisition Proposal (or, in the case of clause (iii)(b) of the Subsection titled “ — Termination”, any Acquisition Proposal has been communicated to the IMDZ Board) after the date of the Merger Agreement and prior to such termination and (C) within 12 months of such termination IMDZ shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to any Acquisition Proposal that is subsequently consummated (provided that for purposes of this paragraph (iii)(C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), then the Termination Fee will be payable within two business days after consummation of the Acquisition Proposal.

Fees and Expenses. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such expenses, other than with respect to payment of any Termination Fee.

Amendment and Waiver. Prior to the consummation of the Offer, the Merger Agreement may be amended with the approval of the respective boards of directors of IMDZ and Parent at any time. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. Parent and Purchaser, on the one hand, and IMDZ, on the other hand, may waive any power, right, privilege or remedy under the Merger Agreement, if such waiver is in writing and is signed by such party.

The Confidentiality Agreement.

On December 4, 2018, Parent and IMDZ entered into the Confidentiality Agreement in connection with Parent’s consideration of a possible transaction with or involving IMDZ. Under the Confidentiality Agreement, Parent and IMDZ agreed that each may disclose its non-public information to the other party solely for the purpose of exploring a possible negotiated transaction. IMDZ and Parent agreed not to use the confidential information disclosed to them by the other party for its own use or for any purpose except to explore a potential negotiated transaction.

The parties further agreed to not share the information obtained pursuant to the Confidentiality Agreement with third-parties, except with their representatives and as required by law. Pursuant to the Confidentiality Agreement, Parent and IMDZ will be liable for any breach of the Confidentiality Agreement by their respective representatives and must instruct its representatives not to make any unauthorized use or disclosure of any of the other party’s confidential information.

Parent and IMDZ also agreed to a customary standstill provision, prohibiting each party from taking certain actions with regard to the other party upon receipt of confidential information, including the making of any offer or proposal for the acquisition of all or a substantial portion of the other party’s assets or equities and soliciting any proxies with respect to the voting of the other party’s shares. In addition, the parties agreed to refrain from recruiting or soliciting for hire certain employees of the other party.

The foregoing summary description of the Confidentiality Agreement does not purport to be a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is attached as an exhibit to the Schedule TO.

14.	Dividends and Distributions.

As discussed in Section 13 — “The Transaction Documents — The Merger Agreement — Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, IMDZ has agreed that it will not (i) (1) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned subsidiary of IMDZ to its parent or (2) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (A) repurchases or reacquisitions in the ordinary course of business and at fair market value of Shares outstanding as of the date of the Merger Agreement pursuant to IMDZ’s right (under written commitments in effect as of the date of the Merger Agreement that were made available to Parent) to purchase or reacquire Shares held by an associate of IMDZ, such as a current or former employee, officer, consultant or director of IMDZ only upon termination of such associate’s employment or engagement by IMDZ; or (B) in connection with withholding to satisfy the exercise price and/or tax obligations with respect to IMDZ Options; (ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests; or (iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by IMDZ or its subsidiaries (other than pursuant to agreements in effect as of the date of the Merger Agreement) of (1) any capital stock, equity interest or other security of IMDZ or its subsidiary, (2) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of IMDZ or any of its subsidiaries or (3) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of IMDZ or any of its subsidiaries (except that IMDZ may issue Shares as required to be issued upon the exercise of IMDZ Options outstanding as of the date of the Merger Agreement, and IMDZ may issue Shares to employees pursuant to the terms of its equity incentive plan and current offering thereunder, in each case in accordance with their respective terms as of the date of the Merger Agreement).

15.	Conditions of the Offer.

Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares if:

(i)	immediately prior to the expiration of the Offer:

a.	the Minimum Condition is not satisfied;

(ii)	by or at any scheduled expiration date of the Offer:

a.

there is a judgment, temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, or legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Parent and Purchaser shall not be permitted to invoke this clause of the Merger Agreement unless they have taken all actions required under the Merger Agreement to have any such order lifted;

b.	the representations and warranties of IMDZ as set forth in the first sentence of Section 3.1(a) (Due Organization), Section 3.3(a), 3.3(c) (first sentence only) and 3.3(d) (Capitalization)

and Section 3.20 (Authority; Binding Nature of Agreement) of the Merger Agreement are not accurate in all respects (other than such failures to be accurate that are de minimis) as of the date of the Merger Agreement, and are not accurate in all respects (other than such failures to be accurate that are de minimis) at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

c.

the representation and warranty of IMDZ set forth in the first sentence of Section 3.5 (Absence of Changes; No Material Adverse Effect) of the Merger Agreement is not true and correct in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time;

d.

the representations and warranties of IMDZ as set forth in the Merger Agreement (other than the representations referred to in paragraph (b) and (c) above) are not accurate in all respects as of the date of the Merger Agreement, and are not accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties are disregarded if the circumstances giving rise to all such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (as defined below) (it being understood that, in the case of this paragraph, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties will be disregarded and (ii) the accuracy of those representations or warranties that address matters only as of a specific date will be measured (subject to the applicable materiality standard as set forth in this clause, as the case may be) only as of such date);

e.	IMDZ has not complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

f.

any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act has not been obtained, received or has not terminated or expired, as the case may be; provided, however, that Parent and Purchaser are not permitted to invoke this clause of the Merger Agreement unless they have taken all actions required under the Merger Agreement to obtain such consent, approval or clearance or cause such terminations or expiration;

g.

Parent fails to receive from IMDZ a certificate, executed by the Chief Executive Officer or Chief Financial Officer of IMDZ, to the effect that the conditions set forth in paragraphs (b), (c), (d) and (e) above shall have been satisfied; or

h.	the Merger Agreement has been terminated in accordance with its terms.

For purposes of the Merger Agreement, an event, occurrence, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on IMDZ and its subsidiaries, taken as a whole, if such event, occurrence, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of IMDZ set forth in the Merger Agreement) (a) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of IMDZ and its subsidiaries, taken as a whole, or (b) would prevent the consummation by IMDZ of the Offer or the Merger prior to the End Date; provided, however, that, in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect on IMDZ or its subsidiaries: (i) any change in the market price or trading volume of IMDZ’s stock; (ii) any event, occurrence, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the transactions contemplated by the Merger Agreement (other than for purposes of any representation or warranty contained in Section 3.23 of the Merger Agreement but subject to certain disclosures in the disclosure schedules to the Merger Agreement); (iii) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which IMDZ and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, except to the extent that IMDZ and its subsidiaries are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects IMDZ and its subsidiaries relative to other participants in the industries in which IMDZ and its subsidiaries operate or the economy generally, as applicable; (vi) the mere failure of IMDZ to meet internal or analysts’ expectations or projections or the results of operations of IMDZ; or (vii) any event, occurrence, circumstance, change or effect to the extent arising directly or indirectly from or otherwise directly relating to any change in, or any compliance with or action taken for the purpose of complying with, any legal requirement or GAAP (or authoritative interpretations of any legal requirement or GAAP) occurring after the date of the Merger Agreement, except to the extent that such event, circumstance, change or effect disproportionately affects IMDZ and its subsidiaries relative to other participants in the industries in which IMDZ and its subsidiaries operate or the economy generally, as applicable; it being understood that the exceptions in clauses “(i)” and “(vi)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by IMDZ with the SEC and other publicly available information concerning IMDZ, we are not aware of any governmental license or regulatory permit that appears to be material to IMDZ’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought or taken. Except as described under in the Subsection below titled — “Antitrust Compliance,” we have no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to IMDZ’s business or certain parts of IMDZ’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without purchasing any Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15 — “Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware) have adopted laws and regulations that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in, such states. IMDZ conducts business in a number of states throughout the United States, some of which may have enacted such laws. IMDZ is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. IMDZ has represented to us and Parent that it has taken all required actions such that the restrictions on business combinations contained in any anti-takeover laws and regulations of any governmental entity, including Section 203 of the DGCL, will not apply to the execution, delivery and performance of the Merger Agreement and to the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Except as described in this Offer to Purchase, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisitions of voting securities or assets may not be consummated unless specified information and documentary material (“Premerger Notification and Report Forms”) have been filed with the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements and may not be completed until the expiration of the waiting period, discussed below, following the filing by Parent and Purchaser, of a Premerger Notification and Report Form.

Parent intends to file a Premerger Notification and Report Form under the HSR Act with the Antitrust Division and the FTC in accordance with the terms of the Merger Agreement. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. on the 15th calendar day from the time of the filing of the Premerger Notification and Report Form by Parent (unless earlier terminated by the FTC and the Antitrust Division). Parent and IMDZ may agree to modify the timing of their Premerger Notification and Report Form filing to the extent that they mutually agree that doing so may expedite review by the FTC and the Antitrust Division. The Antitrust Division or the FTC may extend the waiting period by determining that an investigation is required and asking Parent to voluntarily withdraw and refile the Premerger Notification and Report Form to allow a second 15-day period, or by requesting additional information or documentary material relevant to the Offer from Parent (a “Second Request”). If a Second Request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, 10 calendar days after the date of Parent’s substantial compliance with that request (unless earlier terminated by the FTC and the Antitrust Division). Only one extension of the waiting period pursuant to a Second Request is authorized by HSR Act rules. Thereafter, the waiting period can be extended only by court order or with Parent’s consent. Although IMDZ is also required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither IMDZ’s failure to make its filing nor its failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares pursuant to the Offer. If either 15-day or 10-day waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m., Eastern Time, the next day that is not a Saturday, Sunday or legal public holiday. Parent intends to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

The Antitrust Division and the FTC routinely evaluate the legality under the United States antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of some of Parent’s or IMDZ’s assets or any of their respective subsidiaries and affiliates. Private parties and state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be. If any such action is commenced by the FTC, the Antitrust Division, any state or any other person and an order is issued prohibiting the consummation of the Offer, we may not be obligated to consummate the Offer. See Section 15 — “Conditions of the Offer.”

If any condition to the Offer, including the HSR Condition, is not satisfied or waived on any scheduled Expiration Date, we will extend the Offer for successive periods of up to 10 business days per extension until all of the conditions, including the HSR Condition, are satisfied or waived. In addition, we will extend the Offer for any period or periods of time required by any applicable law, or applicable rules, regulations, interpretations or positions of the SEC or its staff. However, we do not have an obligation to extend the Offer beyond the End Date.

Parent and IMDZ and certain of their subsidiaries conduct business in several countries outside of the United States. Other competition agencies with jurisdiction over the transactions could also initiate action to challenge or block the transactions. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under applicable antitrust laws challenging or seeking to enjoin the transactions before the transactions are consummated. Neither Parent nor IMDZ can be sure that a challenge to the transactions will not be made or that, if a challenge is made, that Parent and/or IMDZ, as applicable, will prevail.

Stockholder Approval Not Required. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that IMDZ will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of IMDZ. As soon as practicable following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and IMDZ will take all necessary and appropriate action to effect the Merger without a meeting of stockholders of IMDZ in accordance with Section 251(h) of the DGCL.

17.	Fees and Expenses.

Credit Suisse is acting as financial advisor to Parent in connection with the acquisition of IMDZ, for which services Credit Suisse will receive customary compensation. Credit Suisse also will be reimbursed for reasonable out-of-pocket expenses incurred by it, including reasonable fees and expenses of outside legal counsel, and Credit Suisse and its respective related persons will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Credit Suisse and its respective affiliates may actively trade or hold the securities of Parent and IMDZ for their own account or for the account of their customers and accordingly, may at any time hold a long or short position in those securities.

We have retained Broadridge Financial Solutions to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary & Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary & Paying Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

Other than as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous.

We are making the Offer to all holders of Shares. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute, or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute or have such statute declared inapplicable to the Offer, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments to our Schedule TO. In addition, IMDZ will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits thereto, pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8 — “Certain Information Concerning IMDZ.”

CASCADE MERGER SUB INC.

March 5, 2019

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The business address of each director and officer is One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Rita Karachun	Rita A. Karachun has served as Senior Vice President Finance — Global Controller since 2014.

Caroline Litchfield	Caroline Litchfield has served as Senior Vice President and Treasurer since January 1, 2019. Prior to that, she served as the Senior Vice President, Finance for GHH from 2014.

Timothy G. Dillane	Timothy G. Dillane has served as Assistant Treasurer since May 2018. Prior to that, he served as the Executive Director, Pension Investments since 2017 and the Director, Pension Investments from 2007 to 2017.

Juanita Lee	Juanita Lee has served as Assistant Treasurer since October 2011.

Michael G. Schwartz	Michael G. Schwartz has served as Assistant Treasurer since May 2018. Prior to that he served as Executive Director, GHH Finance from February 2014 to May 2018.

Geralyn Ritter	Geralyn Ritter has served as Secretary of Parent since November 2017. She previously served as Senior Vice President, Global Public Policy and Corporate Responsibility from 2008 to 2014 of Merck & Co., Inc., and has served as Senior Vice President, Corporate Secretary and Assistant General Counsel of Merck & Co., Inc. since 2012.

Faye C. Brown	Faye C. Brown has served as Assistant Secretary since February 2018 and as Senior Assistant Secretary of Merck & Co., Inc. since November 2017. Prior to that she was Senior Securities Paralegal at Warner Media, LLC (formerly known as Time Warner, Inc.) from 2014 to 2017.

Katie Fedosz	Katie Fedosz has served as Assistant Secretary since 2014 and as Assistant Secretary of Merck & Co., Inc. since November 2017.

Jon Filderman	Jon Filderman has served as Director since May 2015. He previously served as Secretary from 2014 to 2017, and has served as AVP, and prior to that, Managing Counsel, Corporate Legal Group of Parent for the last five years.

Jerome Mychalowych	Jerome Mychalowych has served as Vice President, Tax since November 2016. Prior to that, he was Senior Vice President, Global Tax, at Zoetis, serving as tax lead for the 2013 spin-off of the company from Pfizer, where he was Vice President, Global Tax for the division.

Salvatore Lombardo	Salvatore Lombardo has performed the function of Assistant Secretary, Tax since 2014.

I-1

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser or its affiliates. The business address of each director and officer is One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Rita Karachun	Rita A. Karachun has served as Senior Vice President Finance — Global Controller since 2014.

Caroline Litchfield	Caroline Litchfield has served as Senior Vice President and Treasurer since January 1, 2019. Prior to that, she served as the Senior Vice President, Finance for GHH from 2014.

Timothy G. Dillane	Timothy G. Dillane has served as Assistant Treasurer since May 2018. Prior to that, he served as the Executive Director, Pension Investments since 2017 and the Director, Pension Investments from 2007 to 2017.

Juanita Lee	Juanita Lee has served as Assistant Treasurer since October 2011.

Michael G. Schwartz	Michael G. Schwartz has served as Assistant Treasurer since May 2018. Prior to that he served as Executive Director, GHH Finance from February 2014 to May 2018.

Geralyn Ritter	Geralyn Ritter has served as Secretary of Parent since November 2017. She previously served as Senior Vice President, Global Public Policy and Corporate Responsibility from 2008 to 2014 of Merck & Co., Inc., and has served as Senior Vice President, Corporate Secretary and Assistant General Counsel of Merck & Co., Inc. since 2012.

Faye C. Brown	Faye C. Brown has served as Assistant Secretary since February 2018 and as Senior Assistant Secretary of Merck & Co., Inc. since November 2017. Prior to that she was Senior Securities Paralegal at Warner Media, LLC (formerly known as Time Warner, Inc.) from 2014 to 2017.

Katie Fedosz	Katie Fedosz has served as Assistant Secretary since 2014 and as Assistant Secretary of Merck & Co., Inc. since November 2017.

Jon Filderman	Jon Filderman has served as Director since May 2015. He previously served as Secretary from 2014 to 2017, and has served as AVP, and prior to that, Managing Counsel, Corporate Legal Group of Parent for the last five years.

I-2

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary & Paying Agent at one of the addresses set forth below:

The Depositary & Paying Agent for the Offer is:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011 Providence, RI 02940-3011

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Broadridge Financial Services

(855) 793-5068 (toll free)

www.shareholder.broadridge.com